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                                                                    EXHIBIT 2.01


                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is entered into as of this 31st day of March, 1998, by and among Excite, Inc., a California corporation ("EXCITE"), Excite 2000 Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Excite ("MERGER SUB"), Classifieds2000, Inc., a California corporation ("CLASSIFIEDS2000"), and, with respect to Sections 1.6, 2, 4.4, 4.10 and 10 only, Sani El-Fishawy and Karim El-Fishawy (collectively, the "PRINCIPAL SHAREHOLDERS").

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub will merge with and into Classifieds2000 in a reverse triangular merger (the "MERGER"), with Classifieds2000 to be the surviving corporation of the Merger, pursuant to the terms and conditions of this Agreement and a Agreement of Merger substantially in the form of Exhibit A attached hereto (the "AGREEMENT OF MERGER") and the applicable provisions of the law of the State of California. Upon the effectiveness of the Merger, all of the outstanding Common Stock and Preferred Stock of Classifieds2000 will be converted into Common Stock of Excite ("EXCITE COMMON STOCK"). In addition, all outstanding options ("CLASSIFIEDS2000 OPTIONS") and warrants ("CLASSIFIEDS2000 WARRANTS") to purchase shares of the Common Stock and Preferred Stock of Classifieds2000 will be converted into options and warrants, respectively, to purchase Excite Common Stock, all as provided in this Agreement and the Agreement of Merger. The options and warrants exercisable for Excite Common Stock issued in the Merger shall be referred to herein as the "EXCITE SECURITIES."

      B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code and as a "pooling of interests" for accounting purposes.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    PLAN OF REORGANIZATION

      1.1 The Merger. An Agreement of Merger will be filed with the office of the Secretary of State of the State of California as soon as practicable after the Closing Date (as defined in Section 6.1 hereof). The effective date and time of such filing is referred to herein as the "EFFECTIVE TIME". At the Effective Time, Merger Sub will be merged with and into Classifieds2000 pursuant to this Agreement and the Agreement of Merger and in accordance with applicable provisions of the law of the State of California as follows:

           1.1.1 Conversion of Shares. Each share of Classifieds2000 Common Stock (the "CLASSIFIEDS2000 COMMON STOCK"), and each share of Classifieds2000 Series A Preferred Stock (the "CLASSIFIEDS2000 A PREFERRED") and each share of Classifieds2000 Series B Preferred Stock (the "CLASSIFIEDS2000 B PREFERRED") (and collectively, the "CLASSIFIEDS2000 CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof (the "CLASSIFIEDS2000 STOCKHOLDER(S)"), be converted into the right to receive the


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"COMMON APPLICABLE FRACTION" of a fully paid and nonassessable share of Excite
Common Stock.

                (i) The Total Excite Shares. The total shares of Excite Common Stock issuable hereunder (the "TOTAL EXCITE SHARES") shall be eight hundred and ninety thousand (890,000) shares.

                (ii) Common Applicable Fraction. The Common Applicable Fraction shall be determined by dividing (A) the Total Excite Shares (as defined above in Subsection 1.1.1(i)) by (B) the Total Classifieds2000 Shares, which shall equal the sum of: (i) the total number of shares of Classifieds2000 Common Stock outstanding immediately prior to the Effective Time, (ii) the total number of shares of Classifieds2000 Common Stock into which all shares of Classifieds2000 A Preferred and Classifieds2000 B Preferred that are outstanding as of the date hereof could be converted, and (iii) the total number of shares of Classifieds2000 Common Stock issuable upon exercise of all Classifieds2000 Options and Classifieds2000 Warrants outstanding immediately prior to the Effective Time (collectively (the "TOTAL CLASSIFIEDS2000 SHARES").

                (iii) Application of the Common Applicable Fraction. The holders of Classifieds2000 Common Stock shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Classifieds2000 Common Stock so held by such stockholder. The holders of Classifieds2000 A Preferred shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Classifieds2000 Common Stock into which each share of Classifieds2000 A Preferred is convertible. The holders of Classifieds2000 B Preferred shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Classifieds2000 Common Stock into which each share of Classifieds2000 B Preferred is convertible.

                (iv) Conversion of Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of Classifieds2000 Common Stock.

           1.1.2 Classifieds2000 Options. At the Effective Time, Excite will automatically, by virtue of the Merger, assume all outstanding options to purchase shares of Classifieds2000 Common Stock and each holder of a Classifieds2000 Option granted (a) under the Classifieds2000 Stock Option Plan (the "CLASSIFIEDS2000 OPTION PLAN") or (b) outside of the Classifieds2000 Option Plan, shall be entitled, in accordance with the existing terms of such Classifieds2000 Option, to purchase after the Effective Time that number of shares of Excite Common Stock determined by multiplying the aggregate number of shares of Classifieds2000 Common Stock subject to such Classifieds2000 Option at the Effective Time by the Common Applicable Fraction, and the exercise price per share for each such assumed option (the "ASSUMED OPTION") will equal the exercise price per share of the Classifieds2000 Option immediately prior to the Effective Time divided by the Common Applicable Fraction. If the foregoing calculation results in an Assumed Option (a) being exercisable for a fraction of a share of Excite Common Stock, then the number of shares of Excite Common Stock subject to such Assumed Option will be rounded down to the nearest whole number with no cash being payable for such fractional share, or (b) being exercisable for a per share exercise price that includes a fraction of a cent, the exercise price shall be rounded down to the nearest whole cent. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422A of the


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Code, if applicable, and all other terms of the Assumed Options will otherwise be unchanged unless such Classifieds2000 Option by its terms is accelerated upon the Merger. The continuous term of employment with Classifieds2000 will be credited to each holder of an Assumed Option as if it were employment with Excite for purposes of determining the vesting and the number of shares subject to exercise after the Effective Time. Promptly following the Effective Time, Excite will issue to each holder of an Assumed Option a document evidencing the foregoing assumption by Excite. Attached hereto as Exhibit 1.1.2 is list of all holders of Classifieds2000 Options and the number of options held by each. To the extent required by, and subject to the provisions of, such Classifieds2000 Option Plan, Excite shall comply with the terms of the Classifieds2000 Option Plan and use its reasonable best efforts to preserve the incentive stock option status after the Effective Time of the Assumed Options which qualified as incentive stock options prior to the Effective Time.

           1.1.3 Classifieds2000 Warrants. At the Effective Time, Excite will automatically, by virtue of the Merger, assume all outstanding warrants to purchase shares of Classifieds2000 Capital Stock and each holder of a Classifieds2000 Warrant (an "ASSUMED WARRANT") shall be entitled, in accordance with the existing terms of such Classifieds2000 Warrant, to purchase after the Effective Time that number of shares of Excite Common Stock determined by multiplying the aggregate number of shares of Classifieds2000 Capital Stock subject to such Classifieds2000 Warrant at the Effective Time by the Common Applicable Fraction, and the exercise price per share for each such assumed Warrant will equal the exercise price per share of the Classifieds2000 Warrant immediately prior to the Effective Time divided by the Common Applicable Fraction. If the foregoing calculation results in an Assumed Warrant being exercisable for a fraction of a share of Excite Common Stock, then the number of shares of Excite Common Stock subject to such Assumed Warrant will be rounded down to the nearest whole number with no cash being payable for such fractional share. If the Assumed Warrant is exercisable for a per share exercise price that includes a fraction of a cent, the exercise price shall be rounded down to the nearest whole cent. The terms of the Classifieds2000 Warrants will otherwise be unchanged.

           1.1.4 Adjustments for Capital Changes. If prior to the Effective Time, Excite recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Excite Common Stock into which the shares of Classifieds2000 Capital Stock, Options, Warrants and Convertible Securities are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Classifieds2000 Capital Stock, Options, Warrants and Convertible Securities and the holders of Excite shares.

           1.1.5 Dissenting Shares. Holders of shares of Classifieds2000 Capital Stock who have complied with all requirements for perfecting appraisal rights, as set forth in Chapter 800-1300 of the General Corporation Law of the State of California ("CALIFORNIA LAW"), shall be entitled to their rights under the California Law with respect to such shares ("DISSENTING SHARES").

      1.2 Fractional Shares. No fractional shares of Excite Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Classifieds2000 Capital Stock who would otherwise be entitled to receive a fraction of a share of Excite Common


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Stock will receive from Excite, promptly after the Effective Time, an amount of cash equal to (i) the closing price of a share of Excite Common Stock on the Closing Date as reported by Nasdaq, multiplied by (ii) the fraction of a share to which such holder would otherwise be entitled.

      1.3 Escrow Agreement. At the closing of the Merger (the "CLOSING"), Excite will withhold that number of shares of Excite Common Stock which equals ten percent (10%) of the Total Excite Shares in the Merger, otherwise issuable to the holders of the Classifieds2000 Capital Stock, Options, Warrants and Convertible Securities (which certificates shall be delivered to the Escrow Agent at the time of such exercise, if exercised during the Escrow Period (as defined below)), on a pro rata basis, as determined pursuant to this Section 1.3 (rounded down to the nearest whole number of shares to be issued to each Classifieds2000 Stockholder) and deliver such shares (the "ESCROW SHARES") to Chase Trust Company of California (the "ESCROW AGENT"), as escrow agent, to be held by the Escrow Agent as collateral for the Classifieds2000 Stockholder's obligations under Section 10.2 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form of Exhibit 1.3. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Classifieds2000 Stockholders and delivered to the Escrow Agent (except for the shares of Assumed Options and Assumed Warrants not yet exercised) and will be held as collateral for Damages suffered by an Indemnified Person (each as defined in Section 10.2) for breaches of the representations, warranties and covenants of Classifieds2000 contained in this Agreement. The Escrow Shares shall equal ten percent (10%) of the Total Excite Shares. Assumed Options and Assumed Warrants which are exercised after the Effective Time shall not be subject to the Escrow Agreement. The Escrow Shares will be delivered and will be held by the Escrow Agent from the Closing until (a) the date on which Excite has received audited financial statements together with a report thereon from Excite's independent auditors covering the combined results of Excite and Classifieds2000 for the first fiscal year of Excite ending after the Closing Date (i.e., the year ending December 31, 1998) for items expected to be encountered in the audit process, provided that Excite shall have until March 31, 1999 to review the audit results to determine if any claim for Damages exists under Section 10.2 of this Agreement and Excite shall provide notice of any claim for Damages on or prior to March 31, 1999, and (b) one (1) year from the Closing Date for all other items (the "ESCROW PERIOD"). However, in all cases as to matters which an Indemnified Person has given written notice of a claim for Damages during the Escrow Period, such period with respect thereto shall continue until such claim for Damages is finally resolved and the Classifieds2000 Stockholder's indemnification obligations under Section 10.2 hereof with respect thereto are fully determined in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

           In the event that the Merger is approved by the Classifieds2000 Stockholders, as provided herein, the Classifieds2000 Stockholders shall, without any further act of any Classifieds2000 Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the Classifieds2000 Stockholder's indemnification obligations under Section 10.2 in the manner set forth in the Escrow Agreement, (ii) the appointment of Sani El-Fishawy as the representative of the Classifieds2000 Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Classifieds2000 Stockholder (other than holders of Dissenting Shares) and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement (including, without limitation, the exercise of the power to: (a) authorize delivery to Excite of Escrow Shares in satisfaction of claims by Excite; (b) agree to, negotiate, enter into settlements and compromises of and demand


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arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (c) resolve any claim made by Indemnified Persons pursuant to Section 10.2; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

      1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Classifieds2000, and Classifieds2000 will be the surviving corporation, pursuant to the terms of the Agreement of Merger, (b) the Certificate of Incorporation and Bylaws of Classifieds2000 will be amended and restated to be the same as the Certificate of Incorporation and Bylaws of Merger Sub; provided, however, that the corporate name of Classifieds2000 will not change, (c) the Board of Directors and officers of Excite will remain unchanged, (d) all the directors of Classifieds2000 immediately prior to the Effective Time will resign and the directors of the Merger Sub shall automatically become the directors of the surviving corporation and the officers of Classifieds2000 immediately prior to the Effective Time will resign and the officers of Merger Sub shall automatically become the officers of the surviving corporation, (e) each share of Classifieds2000 Capital Stock outstanding immediately prior to the Effective Time will be converted into Excite Common Stock and each Classifieds2000 Option and Classifieds2000 Warrant outstanding immediately prior to the Effective Time will be assumed by Excite, each as provided in Sections 1.1 and 1.2, (f) Excite, which held all the outstanding shares of Merger Sub prior to the Effective Time will instead hold all the outstanding shares of Classifieds2000 and (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

      1.5 S-3 Registration Rights and Registration on Form S-8.

           1.5.1 S-3 Registration Rights. Effective upon the Effective Time, each Classifieds2000 Stockholder who receives shares of Excite Common Stock, including shares issued pursuant to the exercise of Assumed Warrants, in the Merger pursuant to Section 1.1 hereof shall be granted Form S-3 registration rights (other than pursuant to the assumption of Assumed Options, which shall be covered by a Form S-8 pursuant to Section 1.5.2 hereof) under the Securities Act of 1933, as amended (the "1933 ACT") on the terms and subject to the conditions and limitations of the Registration Rights Agreement attached hereto as Exhibit 1.5.1A (the "REGISTRATION RIGHTS AGREEMENT"). Within ninety (90) days of the Closing, Excite will cause to be filed a Registration Statement on Form S-3 covering the resale of all securities issued in the Merger, including shares issued pursuant to the exercise of the Assumed Warrants (other than Assumed Options which shall be covered by the Form S-8, pursuant to Section 1.5.2 hereof). Excite will use its best efforts to cause the Registration Statement to become effective promptly after filing and shall keep such Registration Statement effective until such time as each recipient of Excite Common Stock is eligible to sell all of the Excite Common Stock held by each such recipient (other than those covered by the Form S-8) in a three (3) month period pursuant to the resale restrictions provided for in Rule 144 under the 1933 Act. Each Classifieds2000 Stockholder shall agree that the Excite Common Stock issued to him (the "LOCK UP Shares"), to the extent requested by Excite or an underwriter of securities of Excite, be subject, on a pro rata basis, to the lock-up provisions included in the Registration Rights Agreement in the event Excite initiates an underwritten offering of at least twenty million dollars ($20,000,000.00) of newly issued shares of Excite Common Stock with nationally recognized managing underwriters while the S-3 Registration Statement is effective; provided, however, the lock-up provisions shall not apply to (a) the Lock Up Shares that, prior to the time of the underwritten offering, have been sold to the public or (b) any Classifieds2000 Stockholder, that,


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at the time of the request, has a beneficial ownership of less than one and one half percent (1 1/2%) of the outstanding shares of Excite Common Stock. Notwithstanding the foregoing or any provision to the contrary contained in the Registration Rights Agreement, no Classifieds2000 Stockholder will be obligated under the lock-up provisions included in the Registration Rights Agreement unless all Excite executive officers, directors and beneficial owners of greater than one and one half percent (1 1/2%) of Excite's outstanding Common Stock enter into identical lock-up agreements. In order to enforce the foregoing covenants, Excite shall have the right to place restrictive legends on the certificates of the Excite Common Stock issued in the Merger, indicating that the shares are subject to the provisions of the Registration Rights Agreement until the sale of such shares.

           1.5.2 Registration on Form S-8. In addition, Excite shall use its best efforts to cause the shares of Excite Common Stock that are issuable upon exercise of the Assumed Options to be registered under the Securities Act on Form S-8 ("FORM S-8") within thirty (30) days of the Closing. Classifieds2000 will reasonably cooperate with Excite to the best of Classifieds2000's ability in the preparation of the Form S-8.

      1.6 Qualify as a Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the total value of the Excite Common Stock to be received in the Merger by the Classifieds2000 Stockholders is equal, in each instance, to the total value of the Classifieds2000 Capital Stock to be surrendered in exchange therefor. The Excite Common Stock issued in the Merger will be issued solely in exchange for Classifieds2000 Capital Stock, Classifieds2000 Options and Classifieds2000 Warrants, respectively, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Classifieds2000 Capital Stock, Classifieds2000 Options and Classifieds2000 Warrants. Except for cash paid in lieu of fractional shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Excite for the Classifieds2000 Capital Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.6 unless required to do so by applicable tax laws pursuant to a determination as defined in
Section 1313(c) of the Code. In addition, Excite represents now, and as of the Closing Date, that it presently intends to continue Classifieds2000's historic business or use a significant portion of Classifieds2000's business assets in a business and that it has no current plan or intention to liquidate Classifieds2000, to merge Classifieds2000 with and into another corporation, to sell or otherwise dispose of the stock of Classifieds2000 or to cause Classifieds2000 to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code. At the Closing, the Chief Financial Officers of Excite and Classifieds2000 shall each execute and deliver tax certificates in the forms of Exhibits 1.6A-B, together with an acknowledgment that such certificates will be relied upon by Classifieds2000 and Excite in determining whether the Merger constitutes a reorganization under Section 368(a) of the Code. The provisions and representations contained or referred to in this
Section 1.6 shall survive until the expiration of the applicable statute of limitations.

2.    REPRESENTATIONS AND WARRANTIES OF CLASSIFIEDS2000 AND
      PRINCIPAL SHAREHOLDERS

      Classifieds2000 and the Principal Shareholders, jointly and severally, hereby represent and warrant as follows, except as set forth in the Classifieds2000 Schedule of Exceptions (in


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numbered paragraphs that correspond to the Section numbers below) simultaneously delivered to Excite with the execution of this Agreement. As used in this Agreement, "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on Classifieds2000's business, results of operation or financial condition; provided, however, that (ii) facts, events and matters arising from or due to the execution of this Agreement or disclosure thereof, including, but not limited to, changes to Classifieds2000s network affiliates shall not be deemed to have a Material Adverse Effect on Classifieds2000, and (ii) facts, events and matters that affect the Internet community as a whole and not Classifieds2000 disproportionately, shall not be deemed to have a Material Adverse Effect on Classifieds2000. As used in this Agreement, the terms "TO ITS KNOWLEDGE" or "TO CLASSIFIEDS2000'S KNOWLEDGE" shall mean the actual knowledge of the Principal Shareholders and other officers of Classifieds2000:

      2.1 Organization and Good Standing. Classifieds2000 is a corporation duly organized, validly existing and in good standing under the law of the State of California, and is in good standing under the law of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

      2.2  Power, Authorization and Validity.

           2.2.1 Classifieds2000 has the right, power, legal capacity and authority to enter into and, subject to Classifieds2000 Stockholder approval, perform its obligations under this Agreement and all agreements to which Classifieds2000 is or will be a party that are required to be executed pursuant to this Agreement (the "CLASSIFIEDS2000 ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Classifieds2000 Ancillary Agreements have been duly and validly approved and authorized by Classifieds2000's Board of Directors.

           2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Classifieds2000 to enter into, and to perform its obligations under, this Agreement and the Classifieds2000 Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Classifieds2000 is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) consents required under contracts disclosed in
Exhibit 2.11 and (d) the approval of the Classifieds2000 Stockholders of the transactions contemplated hereby, as provided under applicable law and Classifieds2000's Certificate of Incorporation and Bylaws.

           2.2.3 This Agreement and the Classifieds2000 Ancillary Agreements are, or when executed by Classifieds2000 will be, valid and binding obligations of Classifieds2000 enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification or contribution in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California Secretary of State.

      2.3 Capitalization. The total number of shares of authorized capital stock of Classifieds2000 is twenty-eight million (28,000,000), of which twenty million (20,000,000)


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shares are designated Common Stock and eight million (8,000,000) shares are designated Preferred Stock (collectively, the "CLASSIFIEDS2000 PREFERRED STOCK"). Of the Classifieds2000 Preferred Stock, seven hundred sixty-two thousand four hundred seventy-eight shares (762,478) are designated as Series A Preferred Stock and one million three hundred eighty thousand (1,380,000) shares are designated as Series B Preferred Stock. As of March 31, 1998, seven million thirty-seven thousand three hundred fifty-five (7,037,355) shares of Classifieds2000 Common Stock, seven hundred sixty-two thousand four hundred seventy-eight shares (762,478) shares of Classifieds2000 Series A Preferred Stock and one million three hundred sixty-two thousand seven hundred ninety-four (1,362,794) shares of Classifieds2000 Series B Preferred Stock, are issued and outstanding. An aggregate of two million five hundred fifty-nine thousand seven hundred five (2,559,705) shares of Classifieds2000 Common Stock are reserved and authorized for issuance pursuant to the Classifieds2000 Option Plan, of which options to purchase a total of three hundred fifty-six thousand six hundred fifty (356,650) shares of Common Stock are outstanding thereunder. Warrants to purchase five thousand (5,000) shares of Classifieds2000 Common Stock and twenty-seven thousand nine hundred six (27,906) shares of Series B Preferred Stock are issued and outstanding. All issued and outstanding shares of Classifieds2000 Capital Stock have been duly authorized and validly issued, are fully paid and non assessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Classifieds2000 in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Classifieds2000 Common Stock, Preferred Stock, Options and Warrants and the number of shares, options and warrants held by each has been delivered by Classifieds2000 to Excite herewith as Exhibit 2.3. Except as set forth in this Section 2.3 and in Exhibit 2.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Classifieds2000's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Classifieds2000 Capital Stock or obligating Classifieds2000 to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except as indicated in the Classifieds2000 Schedule of Exceptions, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Classifieds2000's outstanding securities. Except as indicated in the Classifieds2000 Schedule of Exceptions, Classifieds2000 is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. None of the Classifieds2000 Options or other issuances of securities under the Classifieds2000 Option Plan or outside the Classifieds2000 Option Plan are subject to acceleration or automatic vesting as a result of the Merger.

      2.4 Subsidiaries. Classifieds2000 does not have any subsidiaries or any ownership interest, direct or indirect, in any corporation, partnership, joint venture or other business entity other than passive equity ownership interests held via mutual funds and other cash management accounts that in aggregate are not material.

      2.5 No Violation of Existing Agreements. Neither the execution and delivery by Classifieds2000 of this Agreement nor of any Classifieds2000 Ancillary Agreement, nor the consummation by Classifieds2000 of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Classifieds2000, as currently in effect, (b) in any material respect, any Material Agreement (as


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defined in Section 2.11) to which Classifieds2000 is a party or by which
Classifieds2000 is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Classifieds2000 or its assets or properties, except, in each case, where such conflict, termination, breach, impairment or violation would not have a Material Adverse Effect.

      2.6 Litigation. There is no action, proceeding, claim or investigation pending against Classifieds2000 before any court or administrative agency that if determined adversely to Classifieds2000 may reasonably be expected to have a Material Adverse Effect; nor, to the best of Classifieds2000's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to Classifieds2000's knowledge, no reasonable basis for any shareholder or former shareholder of Classifieds2000, or any other person, firm, corporation, or entity, to assert a claim against Classifieds2000 or Excite based upon: (a) ownership or rights to ownership of any shares of Classifieds2000 Capital Stock (except for dissenter's rights with respect to shares of Excite Common Stock issuable by virtue of the Merger), (b) any rights as an Classifieds2000 Stockholder, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among Classifieds2000 and the Classifieds2000 Stockholders.

      2.7 Taxes. Classifieds2000 has timely filed all federal, state, local and foreign tax returns, estimates, information statements and reports required to be filed with respect to Classifieds2000 and its operations (collectively, "RETURNS"), has timely paid all taxes shown due on all Returns which have been filed, has established an adequate accrual or reserve for the payment of all taxes, due and payable, including reasonable accruals for taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amounts so paid or accruals or reserves so established. To its knowledge, Classifieds2000 is not delinquent in the payment of any tax nor delinquent in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed, or assessed in writing by any taxing authority. Classifieds2000 has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax. Classifieds2000 has not received any written notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority) regarding Classifieds2000. No tax return of Classifieds2000 has ever been audited by the Internal Revenue Service or any state taxing agency or authority. Classifieds2000 has provided to Excite copies of all federal and state income and all state sales and use Returns for all periods since the date of Classifieds2000's incorporation. There are no liens, pledges, charges, claims, security interests or other encumbrances of any sort on the assets of Classifieds2000 relating to or attributable to taxes, other than liens for taxes not yet due and payable. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Classifieds2000 that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would be disallowed pursuant to Section 280G or 162(m) of the Code. Classifieds2000 is not a party to a tax sharing or allocation agreement nor does Classifieds2000 owe any amount under any such agreement. Classifieds2000 is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Classifieds2000 has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Classifieds2000. None of Classifieds2000's assets are treated as "tax-exempt use property" within the meaning of Section

168(h) of the Code. For the purposes of this Agreement, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

      2.8 Classifieds2000 Financial Statements. Classifieds2000 has delivered to Excite as Exhibit 2.8 Classifieds2000's (a) audited balance sheet as of December 31, 1997 (the "1997 BALANCE SHEET") and income statement and statement of cash flows for the twelve (12) month period then ended (collectively, the "1997 FINANCIAL STATEMENTS"), and (b) unaudited balance sheet as of February 27, 1998 (the "FEBRUARY 28 BALANCE SHEET") and income statement and statement of cash flows for the two (2) month period then ended (collectively, the "FEBRUARY FINANCIAL STATEMENTS") (the 1997 Financial Statements and February Financial Statements are collectively referred to herein as the "FINANCIAL STATEMENTS"). The Financial Statements are in accordance with the books and records of Classifieds2000 and fairly present the financial condition of Classifieds2000 at the dates therein indicated and the results of operations for the periods therein specified in all material respects. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as to footnotes, and, with respect to the 1997 Financial Statements, normal year end or audit adjustments). Classifieds2000 has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements which would be required under generally accepted accounting principles to be reflected or reserved, except for those that may have been incurred (i) after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively, or (ii) in the course of entering into this Agreement, such as attorneys' fees.

      2.9 Title to Properties. Classifieds2000 has good and marketable title to or a leasehold or other rights to use all of its assets as shown on the February 28 Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable) in excess of twenty five thousand dollars ($25,000) in the aggregate. All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted. Classifieds2000 is in compliance with all material terms of each lease to which it is a party or by which it is otherwise bound. To Classifieds2000's knowledge, Classifieds2000 is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), and has not received any notice of such violation with which it has not complied.

      2.10 Absence of Certain Changes. Since December 31, 1997, there has not been with respect to Classifieds2000:

           (a) any Material Adverse Effect;

           (b) to its knowledge, any material contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

           (c) any mortgage, encumbrance or lien placed on any of the material properties of Classifieds2000 other than in the ordinary course of business;

           (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business or in connection with this Agreement;

           (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Classifieds2000 other than in the ordinary course of business;

           (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Classifieds2000;

           (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

           (h) any labor dispute or claim of unfair labor practices, any material change in the compensation payable or to become payable to any of its officers, employees or agents, or any material bonus payment or arrangement made to or with any of such officers, employees or agents;

           (i) any resignation or termination (whether involuntary or voluntary) of any officers of Classifieds2000;

           (j) any payment or discharge of a material lien or liability thereof which lien was not either (i) shown on the 1997 Balance Sheet, or (ii) incurred in the ordinary course of business thereafter; or

           (k) any material obligation or liability incurred thereby to any of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers, consultants and directors.

      2.11 Material Agreements, Contracts and Commitments. Except as set forth on Exhibit 2.11 delivered to Excite herewith, Classifieds2000 is not a party or subject to any oral or written contracts, obligations, commitments, plans, leases, instruments, arrangements or licenses not entered into in the ordinary course of business and which is material to the business of Classifieds2000 (each a "MATERIAL AGREEMENT"). Material Agreements shall include, without limitation, any:

           (a) Contract providing for potential payments by or to Classifieds2000 in excess of Fifty Thousand Dollars ($50,000.00) or more;

           (b) Product distribution agreement, development agreement, or license agreement as licensor or licensee with a potential value in excess of $50,000 (except for standard non-exclusive software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Excite's counsel or standard licenses purchased by Classifieds2000 for off-the-shelf software);

           (c) Material agreement for the lease of real or personal property;

           (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons with a potential value in excess of $50,000;

           (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements;

           (f) Contract containing covenants purporting to limit
Classifieds2000's freedom to compete in any line of business in any geographic area; or

           (g) Stock redemption or purchase agreement yet to be performed.

           To its knowledge, all Material Agreements listed in Exhibit 2.11 constitute valid and enforceable obligations of the parties thereto and are in full force and effect. Classifieds2000 is not, nor, to the knowledge of Classifieds2000 or the Principal Shareholders is any other party thereto, in breach or default in any material respect under the terms of any such Material Agreement, which breach or default may reasonably be expected to have a Material Adverse Effect. A copy of each agreement or document listed on Exhibit 2.11 has been delivered to Excite's counsel. Classifieds2000 is not a party to any contract or arrangement which has had or could reasonably be expected to have a Material Adverse Effect.

      2.12 Intellectual Property. Classifieds2000 owns, or has the rights to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of, or used in, its business as presently conducted and as presently proposed to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "CLASSIFIEDS2000 IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for the conduct of its business and as presently proposed to be conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Classifieds2000 IP Right (the "CLASSIFIEDS2000 IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Classifieds2000 IP Right or materially impair the right of Classifieds2000 to use, sell or license any Classifieds2000 IP Right or portion thereof (except where such breach, forfeiture or termination would not have a material adverse effect on Classifieds2000, taken as a whole). There are no royalties, honoraria, fees or other payments payable by Classifieds2000 to any person by reason of the ownership, use, license, sale or disposition of the Classifieds2000 IP Rights (other than as set forth in the Classifieds2000 IP Rights Agreements listed in Exhibit 2.12). To its knowledge, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Classifieds2000 or currently under development by Classifieds2000 violates any license or agreement between Classifieds2000 and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of Classifieds2000 or the Principal Shareholders, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Classifieds2000 IP Right; nor, to the knowledge of Classifieds2000 or the Principal Shareholders is there any reasonable basis for any such claim; nor has Classifieds2000 received any notice asserting that any Classifieds2000 IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Classifieds2000 or the Principal Shareholders, is there any reasonable basis for any such assertion. Classifieds2000 has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Classifieds2000 IP Rights. Exhibit 2.12 contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Classifieds2000 to perfect or protect its interest in Classifieds2000 IP Rights, including, without limitation, all registered patents, patent applications, registered copyrights, copyright applications, registered trademarks, trademark applications, registered tradenames, issued service marks, service mark applications and all Classifieds2000 IP Rights Agreements (except for object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same). As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all industrial and intellectual property rights in any jurisdiction in the world, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

      2.13 Compliance with Laws. Classifieds2000 has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a material adverse effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act except for any non-compliance which would not have a Material Adverse Effect. Classifieds2000 has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business and which, if not received or filed, would have a Material Adverse Effect, other than changes that affect the Internet community as a whole and not Classifieds2000 exclusively; provided that Classifieds2000 itself is not a party to any such proceeding or investigation.

      2.14 Certain Transactions and Agreements. To Classifieds2000's knowledge, none of its officers or Principal Shareholders, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Classifieds2000 (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors or Principal Shareholders, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Classifieds2000, except for normal compensation for services as an officer, consultant, director or employee thereof and contracts with respect to Classifieds2000 Capital Stock, Classifieds2000 Options or Classifieds2000 Warrants. None of said officers, directors or Principal Shareholders, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Classifieds2000, except for the normal rights of a shareholder.

      2.15.Employees, ERISA and Other Compliance.

           2.15.1 Except as set forth in Exhibit 2.15.1, Classifieds2000 has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All current and former officers and employees and all current consultants of Classifieds2000 having access to proprietary information or in any way involved with the creation of Classifieds2000 Intellectual Property Rights have executed and delivered to Classifieds2000 an agreement regarding the protection of such proprietary information or Classifieds2000 Intellectual Property Rights and the assignment of inventions to Classifieds2000; copies of the form of all such agreements have been delivered to Excite's counsel.

           2.15.2 Classifieds2000 (i) has not ever been nor is subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has not any current labor disputes. Classifieds2000 has good labor relations and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations and has no knowledge that any of its key employees intends to leave its employ.

           2.15.3 Exhibit 2.15.3 identifies each "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by Classifieds2000 under which Classifieds2000 or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "CLASSIFIEDS2000 EMPLOYEE PLANS"). For purposes of this Section 2.15.3, "ERISA AFFILIATE" shall mean any entity which is a member of (A) a "CONTROLLED GROUP OF CORPORATIONS," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Classifieds2000. Except as set forth in Exhibit 2.15.3, copies of all Classifieds2000 Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof (including summaries of material modifications) have been delivered to Excite or its counsel. All Classifieds2000 Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "CLASSIFIEDS2000 PENSION PLANS"), are identified as such in Exhibit 2.15.3. To its knowledge, all contributions due from Classifieds2000 prior to the Closing Date with respect to any of the Classifieds2000 Employee Plans have been or will be made prior to such Closing Date or have otherwise been accrued on Classifieds2000's financial statements as required by generally accepted accounting principles and all such contributions have or will be made in accordance with ERISA. To its knowledge, each Classifieds2000 Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Classifieds2000 Employee Plans.

           2.15.4 No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Classifieds2000 Employee Plan which is covered by Title I of ERISA which would result in a material liability to Classifieds2000 taken as a whole, excluding transactions effected pursuant to (or covered by) a statutory, regulatory or administrative exemption. To its knowledge, neither Classifieds2000 nor any of its officers or directors have engaged in any transaction or acted or failed to act in any manner that violates the fiduciary requirements of ERISA with respect to any Classifieds2000 Employee Plan and that would subject Classifieds2000 or any of its officers or directors to a material liability. No event or omission has occurred in connection with any Classifieds2000 Employee Plan that would make Classifieds2000 or any of its officers or directors liable for any material tax (as defined in Section 2.7) or material penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

           2.15.5 Except as set forth in Exhibit 2.15.5, any Classifieds2000 Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that the Plan document for such Classifieds2000 Pension Plan satisfies the requirements for qualification, and Classifieds2000 is not aware of any reason why such determination may not be relied upon by such plan (other than changes in the law resulting from the Small Business Job Protection Act of 1996 and the Taxpayers Relief Act of 1997).

           2.15.6 Exhibit 2.15.6 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not an Classifieds2000 Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Classifieds2000 and (C) covers any employee or former employee of Classifieds2000. Such contracts, plans and arrangements as are described in this
Section 2.15.6 are herein referred to collectively as the "CLASSIFIEDS2000 BENEFIT ARRANGEMENTS." Each Classifieds2000 Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Classifieds2000 Benefit Arrangement. Classifieds2000 has delivered to Excite or its counsel a complete and correct copy or description of each Classifieds2000 Benefit Arrangement.

           2.15.7 Except as set forth in Exhibit 2.15.7, there has been no amendment to, or written interpretation or announcement (whether or not written) by Classifieds2000 relating to, or material change in employee participation or coverage under, any Classifieds2000 Employee Plan or Classifieds2000 Benefit Arrangement that would increase materially the expense of maintaining such Classifieds2000 Employee Plan or Classifieds2000 Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1997.

           2.15.8 Classifieds2000 (or its designee) has timely provided to individuals entitled thereto all required notices and coverage pursuant to
Section 4980B of the Code and the

Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) under any Classifieds2000 Employee Plan occurring prior to and including the Closing Date, except where the failure to do so would not result in a material liability to Classifieds2000 and no material Tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Classifieds2000.

           2.15.9 No benefit payable or which may become payable by Classifieds2000 due to the consummation of the transactions contemplated by this Agreement or pursuant to any Classifieds2000 Employee Plan or any Classifieds2000 Benefit Arrangement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of a material excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

           2.15.10 Classifieds2000 is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

           2.15.11 To Classifieds2000's knowledge, no employee of Classifieds2000 is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and, to its knowledge, the employment of such employees by Classifieds2000 does not subject Classifieds2000 to any liability.

           2.15.12 A list of all employees, officers and consultants of Classifieds2000 and their current compensation has been delivered to Excite.

           2.15.13 Except for the agreements described in Section 1.1.2 hereof, Classifieds2000 is not a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Classifieds2000 in the nature of any of the transactions contemplated by this Agreement and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Agreement of Merger.

      2.16 Corporate Documents. Classifieds2000 has made available to Excite for examination all documents and information listed in the Classifieds2000 Schedule of Exceptions or other Exhibits called for by this Agreement or which have been requested by Excite's legal counsel, including, without limitation, the following: (a) copies of Classifieds2000's Articles of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers;

and (d) all material permits, orders, and consents issued by any regulatory agency with respect to Classifieds2000, or any securities of Classifieds2000, and all applications for such permits, orders, and consents.

      2.17 No Brokers. Neither Classifieds2000 nor any of the Principal Shareholders are obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Classifieds2000 Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

      2.18 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Classifieds2000 to Excite under this Agreement, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not materially misleading.

      2.19 Information Supplied. None of the information supplied or to be supplied by Classifieds2000 to its Stockholders in connection with any written consent by Stockholders (collectively, "STOCKHOLDER MATERIALS"), at the date such information was supplied prior to the time the Classifieds2000 Stockholders were requested to execute a written consent to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Classifieds2000 makes no representations or warranties regarding information furnished by or related to Excite.

      2.20 Insurance. Classifieds2000 maintains fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

      2.21 Environmental Matters.

           2.21.1 During the period that Classifieds2000 has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) by Classifieds2000, or to Classifieds2000's or the Principal Shareholder's knowledge, by others, on, from or under such properties or facilities, the liability for which would have a material adverse effect on Classifieds2000's business. Classifieds2000 has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Classifieds2000 having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

           2.21.2 To the knowledge of Classifieds2000 and the Principal Shareholders, none of the properties or facilities of Classifieds2000 is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Classifieds2000 has owned or leased its properties and facilities, Classifieds2000 has not used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials except in substantial accordance with applicable environmental laws.

           2.21.3 During the time that Classifieds2000 has owned or leased its respective properties and facilities, there has been no litigation brought or, to its knowledge threatened, against Classifieds2000 by, or any settlement reached by Classifieds2000 with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

3.    REPRESENTATIONS AND WARRANTIES OF EXCITE AND MERGER SUB

      Excite and Merger Sub hereby jointly and severally represent and warrant as follows, that, except as set forth on the Excite Schedule of Exceptions delivered to Classifieds2000 as Exhibit 3.0:

      3.1  Organization and Good Standing.

           3.1.1 Excite is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present operations or financial condition.

           3.1.2 Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present operations or financial condition.

      3.2  Power, Authorization and Validity.

           3.2.1 Excite and Merger Sub have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which Excite or Merger Sub is or will be a party that are required to be executed pursuant to this Agreement (the "Excite Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Excite Ancillary Agreements have been duly and validly approved and authorized by Excite's Board of Directors and Merger Sub's Board of Directors and sole stockholder.

           3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Excite or Merger Sub to enter into, and to perform its obligations under, this Agreement and the Excite Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California Secretary of State, the filing of appropriate documents with the relevant authorities of other states in which Excite and Merger Sub are qualified to do business, if any; and (b) such filings as may be required to comply with federal and state securities laws.

           3.2.3 This Agreement and the Excite Ancillary Agreements are, or when executed by Excite and/or Merger Sub (as applicable) will be, valid and binding obligations of Excite and Merger Sub enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification or contribution in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California Secretary of State.

           3.2.4 Due Authorization. The Excite Common Stock to be issued to Classifieds2000 Stockholders in the Merger, when issued by Excite pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims and, except as provided in the Classifieds2000 Affiliates Agreement (as defined in Section 4.11 hereof), may be resold by Classifieds2000 affiliates in accordance with Rule 145 of the Securities Act and the terms of any applicable registration rights agreement with respect to such shares and may be freely resold, without restriction, by non-affiliates of Classifieds2000.

      3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Excite Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Certificate of Incorporation of Excite or Merger Sub, respectively, or the Bylaws of Excite or Merger Sub, all as currently in effect, (b) in any material respect, any material instrument or contract to which Excite or Merger Sub is a party or by which Excite or Merger Sub is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Excite or Merger Sub or their assets or properties. Excite is not currently in material violation of any agreement material to its business.

      3.4 Disclosure. Excite has made available to Classifieds2000 an investor disclosure package consisting of true and complete copies of (a) all Forms 10-K, 10-Q and 8-K filed by Excite with the Securities and Exchange Commission (the "SEC") since its Initial Public Offering on April 10, 1996 (the "IPO") and up to the date of this Agreement, (b) any registration statement and amendments thereto filed with the SEC by Excite in the twelve (12) month period prior to execution of this Agreement, and (c) all proxy materials distributed to Excite's shareholders since the IPO and up to the date of this Agreement (collectively, the "SEC REPORTS"). The SEC Reports (i) at the time filed, complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) do not, when taken as a whole as of the date of this Agreement, contain any untrue statement of a material fact or fail to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respect with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Excite as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

      3.5 Absence of Certain Changes. Since the December 31, 1997 financial statements included in the SEC Reports, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Excite which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon except as disclosed in the SEC Reports.

      3.6 Compliance with Laws. Excite and Merger Sub have complied, or prior to the Closing Date will have complied, and are or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them, the violation of which would have a material adverse effect upon their business. Excite and Merger Sub have received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with their present business. To Excite's and Merger Sub's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to them, would result in any material adverse change in the present or future operations or financial condition thereof, other than changes that affect the Internet Community as a whole and not Excite exclusively; provided that Excite itself is not a party to any such proceeding or investigation.

      3.7 Information Supplied. None of the information supplied or to be supplied by Excite for distribution to Classifieds2000 Stockholders in connection with any Stockholder vote, including the SEC Reports, at the date such information was supplied prior to the time Classifieds2000 Stockholders were requested to execute a written consent to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Excite makes no representations or warranties regarding information furnished by or related to Classifieds2000.

      3.8 No Brokers. Excite and Merger Sub are not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Excite Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

4.    CLASSIFIEDS2000 AND PRINCIPAL SHAREHOLDER PRECLOSING COVENANTS

      During the period from the date of this Agreement until the Effective Time, Classifieds2000 and each of the Principal Shareholders for purpose of Sections 4.4 and 4.10 only, covenant and agree as follows:

      4.1 Advice of Changes. Classifieds2000 will promptly advise Excite in writing (a) of any event that would render any representation or warranty of Classifieds2000 contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any Material Adverse Effect, provided, however, that Classifieds2000 need not notify Excite of incurring continuing losses in its business consistent with past practices or incurring normal and reasonable liabilities for services in connection with this Agreement.

      4.2 Maintenance of Business. Classifieds2000 will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Classifieds2000 becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Excite in writing and, if requested by Excite, will exert its best efforts to restore the relationship.

      4.3 Conduct of Business. Classifieds2000 will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Excite:

           (a) borrow an aggregate of over $100,000 other than pursuant to Classifieds2000's existing lines of credit;

           (b) enter into any transaction not in the ordinary course of business or which involves an expense or capital commitment by Classifieds2000 in excess of One Hundred Thousand Dollars ($100,000.00) or which obligates Classifieds2000 for a period exceeding six (6) months other than fees and expenses associated with this Agreement;

           (c) encumber or permit to be encumbered any of its assets or grant liens therein;

           (d) dispose of any portion of its assets with a value exceeding One Hundred Thousand Dollars ($100,000);

           (e) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

           (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

           (g) pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or agree to same or enter into any new employment, severance, "golden parachute" or consulting agreement with any such person;

           (h) change accounting methods;

           (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock (other than the repurchase of capital stock held by former employees in conformity with the terms and conditions of existing option grants and repurchase agreements);

           (j) amend or terminate any Material Agreement to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice;

           (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amount;

           (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

           (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

           (n) issue or sell any shares of its capital stock of any class (except upon the exercise of a convertible security, option or warrant currently outstanding or pursuant to outstanding offer letters to prospective employees, copies of which have previously been provided to Excite), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or (except pursuant to contractual obligations currently in existence) accelerate the vesting of any outstanding option or other security;

           (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

           (p) merge, consolidate or reorganize with, or acquire any entity;

           (q) amend its Articles of Incorporation or Bylaws;

           (r) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

           (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Excite for its review and approved by Excite prior to filing;

           (t) change any insurance coverage or issue any certificates of insurance;

           (u) hire or terminate any employee or consultant, except in the ordinary course of business; or

           (v) adopt or amend any employee benefit plan

      4.4 Stockholders Approval. Classifieds2000 will obtain the written consent of the Classifieds2000 Stockholders at the earliest practicable date approving this Agreement, the Classifieds2000 Ancillary Agreements, the Merger and related matters, which approval will be unanimously recommended by Classifieds2000's Board of Directors and management. To the extent that the Principal Shareholders hold any Classifieds2000 Capital Stock at the effective date of the written consent, each Principal Shareholder agrees to execute the written consent approving this Agreement, Merger and all related matters.

      4.5 Information Statement. Classifieds2000 will send to the Classifieds2000 Stockholders in a timely manner, for the purpose of considering and executing a written consent approving the Merger, the Stockholder Materials. Classifieds2000 will promptly provide all information relating to its business or operations necessary for inclusion in the Stockholder Materials to satisfy all requirements of applicable state and federal securities laws. Classifieds2000 and Excite each shall be solely responsible for any statement, information or omission in the Stockholder Materials relating to it or its affiliates based upon written information furnished by it. Classifieds2000 will not provide or publish to the Classifieds2000 Stockholders any material concerning it or its affiliates that violates the Securities Act or the United States Securities Exchange Act of 1934, as amended, (the "EXCHANGE ACT") with respect to the transactions contemplated hereby.

      4.6 Regulatory Approvals. Classifieds2000 will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement (except for any consent or approval which would not interfere with the Merger or otherwise have a Material Adverse Effect). Classifieds2000 will use its best efforts to obtain all such authorizations, approvals and consents.

      4.7 Necessary Consents. Classifieds2000 will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 to allow the consummation of the transactions contemplated hereby and to allow Excite to carry on Classifieds2000's business after the Closing.

      4.8 Litigation. Classifieds2000 will notify Excite in writing promptly after learning of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

      4.9 Access to Information. Until the Closing, Classifieds2000 will allow Excite and its agents reasonable access to the files, books, records and offices of Classifieds2000, including, without limitation, any and all information relating to Classifieds2000's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Classifieds2000 will cause its accountants to cooperate with Excite and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. All such information shall be subject to the terms of the Non-Disclosure Agreement entered into by the parties hereto.

      4.10 Satisfaction of Conditions Precedent. Classifieds2000 will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Classifieds2000 will use its best efforts to cause the transactions contemplated by this Agreement to be consummated.

      4.11 Classifieds2000 Affiliates Agreements. To ensure that the issuance of Excite Common Stock in the Merger complies with the Securities Act and that the Merger will be accounted for as a "pooling of interests," concurrently with the execution of this Agreement, Classifieds2000 will deliver to Excite a letter identifying all persons who are, in Classifieds2000's reasonable judgment, "Affiliates" of Classifieds2000 at the time this Agreement is executed, including, all (i) officers, (ii) directors and (iii) all persons or entities who own ten percent (10%) or greater of Classifieds2000 Capital Stock, assuming in that calculation that all Classifieds2000 Options, Warrants and Convertible Securities have been exercised. Classifieds2000 will provide Excite with all information and documents reasonably necessary to evaluate this list for compliance with generally accepted accounting principles and securities laws, as applicable. Classifieds2000 will use its best efforts to cause each of its affiliates to deliver to Excite, prior to Closing, a written agreement (the "CLASSIFIEDS2000 AFFILIATES AGREEMENT"), substantially in the form of Exhibit 4.11.

      4.12 Classifieds2000 Stockholder Representations. To ensure that the Merger will qualify as a reorganization for federal income tax purposes, Classifieds2000 will use its best efforts to cause each of its Affiliates, as defined in Section 4.11 above, to execute, at or before the Closing, the Classifieds2000 Affiliates Agreement which contains such representations as may be reasonably requested by Excite, its accountants or its attorneys for the purpose of ensuring such tax treatment.

      4.13 Classifieds2000 Dissenting Shares. As promptly as practicable after the date of the Classifieds2000 Stockholders' written consent and prior to the Closing Date, Classifieds2000 shall furnish Excite with the name and address of each Classifieds2000 Stockholder who could request appraisal rights pursuant to the applicable provisions of the California General Corporation Law (the "CLASSIFIEDS2000 DISSENTING STOCKHOLDER") and the number of Classifieds2000 Capital Stock (the "DISSENTING SHARES") owned by such Classifieds2000 Dissenting Stockholder.

      4.14 Pooling Accounting. Classifieds2000 shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Classifieds2000 shall use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of Excite to account for the business combination to be effected by the Merger as a pooling of interests.

      4.15 Blue Sky Laws. Classifieds2000 shall use its best efforts to assist Excite to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

      4.16 Investment Representation Letters and Investor Suitability Questionnaires. Classifieds2000 shall request each of its shareholders to complete an Investor Suitability Questionnaire and to sign an Investor Representation Letter, in the form agreed to by Classifieds2000 and Excite, prior to Close.

      4.17 Termination of Benefit Plans. The Classifieds2000 Board of Directors shall approve the termination of any Classifieds2000 Pension Plan which is covered by Section 401(k) of the Code, effective as of the Effective Time, or take such other actions concerning such Classifieds2000 Pension Plan, as reasonably requested by Excite.

5.    EXCITE AND MERGER SUB PRECLOSING COVENANTS

      During the period from the date of this Agreement until the Effective Time, Excite and Merger Sub covenant and agree as follows:

      5.1 Advice of Changes. Excite and Merger Sub will promptly advise Classifieds2000 in writing (a) of any event that would render any representation or warranty of Excite or Merger Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any material adverse change in Excite's or Merger Sub's business, results of operations or financial condition. As used in this

Agreement with respect to Excite and Merger Sub, "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, results of operation or financial condition of Excite and its subsidiaries, taken as a whole; provided, however, that (ii) facts, events and matters arising from or due to the execution of this Agreement or disclosure thereof shall not be deemed to have a Material Adverse Effect on Excite or Merger Sub, and (ii) facts, events and matters that affect the Internet community as a whole and not Excite and Merger Sub disproportionately, shall not be deemed to have a Material Adverse Effect on Excite and Merger Sub.

      5.2 Regulatory Approvals. Excite and Merger Sub will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Each of Excite and Merger Sub will use its best efforts to obtain all such authorizations, approvals and consents.

      5.3 Satisfaction of Conditions Precedent. Each of Excite and Merger Sub will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and each of Excite and Merger Sub will use its best efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

      5.4 Excite Affiliates Agreements. To ensure that the Merger will be accounted for as a "pooling of interests," Excite will use its best efforts to cause each of its affiliates, as defined in Section 4.11 above, to sign and deliver to Excite a written agreement (the "EXCITE AFFILIATES AGREEMENT"), in the form of Exhibit 5.4, providing that such person will make no disposition of Excite Common Stock (a) in the thirty (30) day period prior to the Effective Time or (b) after the Effective Time until Excite shall have publicly released a report including the combined financial results of Excite and Classifieds2000 for a period of at least thirty (30) days of combined operations of Excite and Classifieds2000. Excite will not release any Excite Affiliate from his, her or its obligations under the terms of the Excite Affiliates Agreement until such time as all Classifieds2000 Affiliates have been released from their obligations under the terms of the Classifieds2000 Affiliates Agreement.

      5.5 Blue Sky Laws. Excite shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

      5.6 Pooling Accounting. Excite shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Excite shall use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of Excite to account for the business combination to be effected by the Merger as a pooling of interests.

      5.7  Employee Matters.

           5.7.1 Employee Stock Purchase Plan. Subject to compliance with pooling of interests accounting treatment and the requirements of any applicable laws, employees of Classifieds2000 who become employees of Excite at or after the Effective Time shall be permitted to participate in the Excite 1997 Employee Stock Purchase Plan (the "ESPP") commencing with the first Offering Period (as defined in the ESPP) following the Effective Time and such employees will receive full credit for the period of their employment with Classifieds2000 for such purposes, subject to compliance with the eligibility and other provisions of such plan; provided, however, nothing contained herein shall require Excite to continue the employment of any such employee.

           5.7.2 Other Benefit Plans. Subject to compliance with pooling of interests accounting treatment and the requirements of any applicable laws, employees of Classifieds2000 who become employees of Excite at or after the Effective Time will be permitted to participate in those employee benefit plans sponsored by Excite in which similarly situated Excite employees participate subject to the eligibility and other provisions of such Excite employee benefit plans. Such employees will receive full credit for the period of their employment with Classifieds2000 by Excite for such purposes; provided, however, nothing contained herein shall require Excite to continue to employment of any such employee.

           5.7.3 Rollover of 401(k) Investments. Each individual employee of Classifieds2000 shall be allowed to rollover such employee's 401(k) account from Classifieds2000's terminated 401(k) plan to Excite's 401(k) plan.

      5.8 Update SEC Reports. Excite shall update the SEC Reports and any other disclosures related thereto for any material information which has come into existence since the SEC Reports were previously provided to Classifieds2000's counsel for delivery to the Classifieds2000 Stockholders through the Stockholder mailing, until and through Closing.

6.    CLOSING MATTERS

      6.1 The Closing. Subject to termination of this Agreement as provided in
Section 9 below, the Closing will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California on or before March 31, 1998 (the "CLOSING"), or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as Classifieds2000 and Excite may mutually select (the "CLOSING DATE"). Concurrently with the Closing, an Agreement of Merger will be filed in the office of the California Secretary of State. The Agreement of Merger provides that the Merger shall become effective upon filing.

      6.2  Exchange of Certificates.

           6.2.1 As of the Effective Time, all shares of Classifieds2000 Capital Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Excite the number of shares of Excite Common Stock determined as set forth in Section 1.1.1, subject to Sections 1.1.4, 1.1.5, 1.2 and 1.3.

           6.2.2 Each holder of shares of Classifieds2000 Capital Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "CLASSIFIEDS2000 CERTIFICATES"), duly endorsed as requested by Excite, to Excite's counsel for cancellation for Excite's records. Promptly following the Closing, Excite's counsel will forward a letter of instruction to BankBoston, N.A., acting as the transfer agent for Excite, (the "EXCHANGE AGENT") instructing the Exchange Agent to issue to Excite's counsel a certificate for the number of shares of Excite Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof. Excite will distribute any cash payable under
Section 1.2.

           6.2.3 No dividends or distributions payable to holders of record of Excite Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Classifieds2000 Certificate(s) until the holder of the Classifieds2000 Certificate(s) surrenders such Classifieds2000 Certificate(s), or if such certificates are lost, stolen or destroyed, provides an indemnity reasonably acceptable to Excite. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Classifieds2000 Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Excite Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

           6.2.4 All Excite Common Stock delivered upon the surrender of Classifieds2000 Capital Stock in accordance with the terms hereof and the terms of the Escrow Agreement will be deemed to have been delivered in full satisfaction of all rights pertaining to such Classifieds2000 Capital Stock. There will be no further registration of transfers on the stock transfer books of Classifieds2000 or its transfer agent of the Classifieds2000 Capital Stock. If, after the Effective Time, Classifieds2000 Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

           6.2.5 Until certificates representing Classifieds2000 Capital Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Excite Common Stock into which the Classifieds2000 Capital Stock will have been converted, subject to the Escrow Agreement with respect to the number of shares withheld as Escrow Shares.

           6.2.6 Certificates which are not presented to Excite's counsel within one (1) year after the Closing shall be canceled and the holder thereof will no longer be entitled to receive any Excite securities in consideration thereof.

      6.3 Assumption of Options, Warrants and Convertible Securities. Upon Closing, Excite will notify in writing each holder of a Classifieds2000 Option or Warrant of the assumption of such Classifieds2000 Option or Warrant by Excite, and the number of shares of

Excite Common Stock that are then subject to such option or warrant and the exercise price of such option, as determined pursuant to Section 1.1 hereof.

7.    CONDITIONS TO OBLIGATIONS OF CLASSIFIEDS2000

      Classifieds2000's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Classifieds2000, but only in a writing signed by Classifieds2000):

      7.1 Accuracy of Representations and Warranties. The representations and warranties of Excite and Merger Sub set forth in Section 3 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Classifieds2000 shall receive a certificate to such effect executed by each of Excite's and Merger Sub's Chief Financial Officer.

      7.2 Covenants. Excite shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Classifieds2000 shall receive a certificate to such effect signed by each of Excite's and Merger Sub's Chief Financial Officer.

      7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

      7.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws, except for such permits or authorizations which if not obtained or action not taken which would not proscribe the consummation of the Merger or which would not otherwise have a Material Adverse Effect on Excite or Merger Sub.

      7.5 Opinion of Excite's Counsel. Classifieds2000 shall have received from, Fenwick & West, LLP, counsel to Excite an opinion substantially in the form of
Exhibit 7.5.

      7.6 Stockholder Approval. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Classifieds2000 Stockholders, as required by applicable law and Classifieds2000's Certificate of Incorporation and Bylaws.

      7.7 Pooling. Excite shall have received from Excite's accounting firm, Ernst & Young, LLP ("EXCITE'S AUDITORS") a letter, in form and substance reasonably satisfactory to Excite that Ernst & Young concurs with management's conclusion that no condition exists that would preclude Excite from accounting for the Merger as a pooling of interests. The Securities and Exchange Commission shall not have otherwise disapproved of the treatment by Excite of this transaction as a "pooling of interests" for accounting purposes.

      7.8 Tax Certificate and Affiliates Agreement. Classifieds2000 shall have received the tax certificate executed by Excite's Chief Financial Officer in the form of Exhibit 1.6A and an Excite Affiliates Agreement executed by each affiliate in the form of Exhibit 5.4, which are all reasonably satisfactory to Classifieds2000.

      7.9 No Material Adverse Change. There will not have been any material adverse change in Excite's business results of operations or financial condition at Closing which have or reasonably would be expected to impair Excite's ability after Closing to continue to develop, distribute, sell and distribute its products and services that are material to Excite's business and Classifieds2000 will receive a certificate to such effect executed by Excite's Chief Financial Officer. Material adverse changes shall not include price fluctuations in the price of Excite's Common Stock on the NASDAQ market not directly related to the foregoing.

      7.10 Registration Rights Agreement. Classifieds2000 shall have received the Registration Rights Agreement executed by Excite, which shall be effective as of the Closing Date.

8.    CONDITIONS TO OBLIGATIONS OF EXCITE

      The obligations of Excite and Merger Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Excite, but only in a writing signed by Excite):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Classifieds2000 set forth in Section 2 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and Excite shall receive a certificate to such effect executed by Classifieds2000's Chief Executive Officer.

      8.2 Covenants. Classifieds2000 shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Excite shall receive a certificate to such effect signed by Classifieds2000's Chief Executive Officer.

      8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

      8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws except for such permits or authorizations which if not obtained or action not taken which would not proscribe the consummation of the Merger or which would not otherwise have a Material Adverse Effect on Classifieds2000.

      8.5 Opinion of Classifieds2000's Counsel. Excite shall have received from Cooley Godward, LLP, counsel to Classifieds2000, an opinion substantially in the form of Exhibit 8.5.

      8.6 Consents. Excite shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Classifieds2000 Schedule of Exceptions or as otherwise set forth on Exhibit 8.6 hereto to provide for the continuation in full force and effect of any and all material contracts, licenses and leases of Classifieds2000 and for Excite to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Excite, except for such consents and approvals thereof as Excite and Classifieds2000 shall have agreed shall not be obtained, as contemplated by the Excite Schedule of Exceptions and such consents, approvals, assignments, waivers, authorizations or other certificates which if not obtained would not proscribe the consummation of the Merger or which would not otherwise have a Material Adverse Effect on Classifieds2000.

      8.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Classifieds2000.

      8.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved by the holders of no less than ninety-two percent (92%) of Classifieds2000 Capital Stock (the "APPROVING SHAREHOLDERS").

      8.9 Dissenting Shares. There shall be no more than eight percent (8%) Classifieds2000 Dissenting Shares.

      8.10 Affiliates Agreements and Classifieds2000 Stockholder
Representations. Classifieds2000 shall have delivered to Excite the letter required by Section 4.11 naming all persons who are "affiliates" of Classifieds2000 for purposes of Rule 145 under the Securities Act, and each such person shall have executed and delivered an Classifieds2000 Affiliates Agreement to Excite in accordance with Sections 4.11 and 4.12.

      8.11 Pooling. Each of Excite and Classifieds2000 shall have received letters from each of Ernst & Young LLP and Arthur Andersen LLP, each dated within two (2) business days prior to the Effective Time, regarding those firms' concurrence with Excite's managements' and Classifieds2000's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with this Agreement. The Securities and Exchange Commission shall not have otherwise disapproved of the treatment by Excite of this transaction as a "pooling of interests" for accounting purposes.

      8.12 Resignation of Directors and Officers. The directors and officers of Classifieds2000 in office immediately prior to the Effective Time of the Merger will be replaced as directors and officers (respectively) of Classifieds2000 automatically effective as of the Effective Time of the Merger pursuant to the terms of this Agreement.

      8.13 Status of Agreements. Excite shall be reasonable satisfied that all Material Agreements will continue in full force and effect following the Closing.

      8.14 Investor Representation Letters and Investor Suitability Questionnaires. Excite shall have received completed and executed Investor Representation Letters and Investor Suitability Questionnaires from each Approving Shareholder which are reasonably satisfactory to Excite.

      8.15 Tax-Free Reorganization. Excite shall have received the tax certificate executed by Classifieds2000's Chief Executive Officer in the form of
Exhibit 1.6B.

      8.16 No Material Adverse Change. There will not have been any Material Adverse Effect with respect to Classifieds2000 and Excite will receive a certificate to such effect executed by Classifieds2000's Chief Financial Officer.

9.    TERMINATION OF AGREEMENT

      9.1 Prior to Closing.

           9.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

           9.1.2 This Agreement may be terminated at any time by either party by written notice given to the other party if the Closing shall not have occurred on or before March 31, 1998.

      9.2 At the Closing. At or prior to the Closing, this Agreement may be terminated and abandoned:

           9.2.1 By Excite if any of the conditions precedent to Excite's obligations set forth in Section 8 above have not been fulfilled or waived at and as of the Closing; or

           9.2.2 By Classifieds2000 if any of the conditions precedent to Classifieds2000's obligations set forth in Section 7 above have not been fulfilled or waived at and as of the Closing.

                Any termination of this Agreement under this Section 9.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

      9.3 Remedies. Any termination of this Agreement pursuant to this Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than except as set forth in this Section 9.3 and the obligations provided in Sections 11.7 and 11.15, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Classifieds2000 and Excite to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.10 and 5.3 hereof, respectively.

10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

      10.1 Survival of Representations. All representations, warranties and covenants of Classifieds2000, Excite and Merger Sub contained in this Agreement will survive the Effective Time and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of (a) the termination of this Agreement or
(b) six (6) months after the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period), provided however, that representations, warranties and covenants involving intentional fraud shall survive the Closing without the limitations of subsections (a) or (b) above.

      10.2 Agreement to Indemnify.

           10.2.1 Subject to the limitations set forth in this Section 10, after the Closing, the holders of Classifieds2000 Capital Stock, Classifieds2000 Options and Classifieds2000 Warrants will indemnify and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, liability, damages and/or costs including, but not limited to, attorneys fees (hereinafter referred to as "DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations and warranties given or made by Classifieds2000 or the Principal Shareholders in Section 2 of this Agreement. Except to the extent of the Escrow Shares, each holder shall have no liability for breaches of representations, warranties, and covenants involving intentional fraud by another holder; provided, however, that no limit of liability shall apply to any holder who is determined to have committed intentional fraud. Other than for liability for breaches of representations, warranties, and covenants, which breaches involve intentional fraud, each holder's maximum liability shall be his, her or its pro rata share of the Escrow Shares and each Indemnified Person may look only to the Escrow Shares to satisfy this indemnity obligation and the sole remedy shall be a claim under the Escrow. Under no event shall there be any indemnity for any Damages arising solely in connection with termination of the Classifieds2000 Pension Plan, which is covered by Section 401(k) of the Code, pursuant to
Section 4.19 of this Agreement.

           10.2.2 In seeking indemnification for Damages under this Section 10, the Indemnified Persons shall exercise their remedies with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement and these Escrow Shares shall be the sole source of indemnification in connection therewith; provided, however, that no such claim for Damages will be asserted after the expiration of the Escrow Period. In seeking indemnification for Damages under Section 10.2.1, the Indemnified Persons shall exercise their remedies solely to the Escrow Shares deposited in escrow pursuant to the Escrow Agreement. Except for intentional fraud: (i) no Classifieds2000 Stockholder shall have any liability to an Indemnified Person under this Agreement except to the extent of such Classifieds2000 Stockholder's Escrow Shares deposited under the Escrow Agreement and (ii) the remedies set forth in this Section 10.2 shall be the exclusive remedies of Excite and the other Indemnified Persons hereunder against any Classifieds2000 Stockholder. The liability of any Classifieds2000 Stockholder with respect to any claim for intentional fraud shall be several and not joint.

           10.2.3 Excite will indemnify, defend and hold harmless Classifieds2000, its affiliates (it is agreed and understood that this term includes all of Classifieds2000's venture capital investors), officers, directors, employees, consultants and agents from any and all Damages arising from the misrepresentations or breach of or default in performance of any of the representations and warranties and covenants given or made by Excite in this Agreement, in any certificate, document or instrument delivered by or on behalf of Excite pursuant hereto.

           10.2.4 Notwithstanding the foregoing, Excite shall not be entitled to recover any Escrow Shares from the Escrow Account unless and until an aggregate of $100,000 in Claims have been awarded or settled in favor of Excite pursuant to the terms and conditions of this Agreement and the Escrow Agreement and then such case Excite shall only be entitled to recover from the Escrow Account the amount of all such claims in excess of $100,000.

11.   MISCELLANEOUS

      11.1 Governing Law. The internal laws of the State of California (irrespective of its conflict of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

      11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto and any attempt to do so will be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

      11.5 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Classifieds2000 Stockholders; but, after such approval, no amendment will be made which by applicable law requires the further approval of the Classifieds2000 Stockholders without obtaining such further approval.

      11.6 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      11.7 Expenses. In the event that the transaction is not consummated, each company will be responsible for its own fees and expenses in connection with the proposed transaction. In the event that the transaction is consummated, Excite will be responsible for its own fees and expenses and for Classifieds2000's reasonable fees and expenses in connection with the transaction.

      11.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of the suit, and not as damages, reasonable attorneys' fees, including without limitation, costs, expenses and fees on any appeal.

      11.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by registered or certified mail, postage prepaid, by telecopy or by nationally recognized courier service, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

           (i)  If to Excite:

                Excite, Inc.
                555 Broadway
                Redwood City, CA  94063
                Facsimile:  (650) 568-6039
                Attention:  Chris M. Vail

                With a copy to:
                John W. Kastelic, Esq.
                Fenwick & West LLP
                2 Palo Alto Square
                Palo Alto, CA  94306
                Facsimile:  (650) 494-1417

           (ii) If to Classifieds2000:

                Classifieds2000
                617 Palomar Avenue
                Sunnyvale, CA  94086
                Facsimile:  (408) 773-2001
                Attention:  Sani El-Fishawy, President

                With a copy to:

                Cooley Godward LLP
                Five Palo Alto Square
                Palo Alto, Ca  94306
                Facsimile:  (650) 843-7100

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.9.

      11.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

      11.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

      11.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      11.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      11.14 Public Announcement. Upon execution of the Agreement by both parties, and until the consummation of the Merger, all press releases and other public and private communications shall be made by the parties only with the prior mutual written consent of Classifieds2000 and Excite, except that Excite may make such disclosures as are required by applicable law, provided, however, that a copy of such disclosure shall first be submitted to Classifieds2000 within a reasonable time period prior to the dissemination thereof.

      11.15 Confidentiality. Excite and Classifieds2000 each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Excite and Classifieds2000 each agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, or should reasonably have been considered to be confidential information, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure,
(iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

      11.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties, with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXCITE, INC.                        CLASSIFIEDS2000, INC.

By:    /s/ ROBERT C. HOOD           By:    /s/ SANI EL-FISHAWY
       ------------------------            --------------------------------
Name:  ROBERT C. HOOD               Name:  SANI EL-FISHAWY
       ------------------------            --------------------------------
Its:   EXECUTIVE V.P. - CFO         Its:   PRESIDENT/CEO
       ------------------------            --------------------------------


EXCITE 2000 ACQUISITION CORPORATION

By:    /s/ ROBERT C. HOOD
       ------------------------
Name:  ROBERT C. HOOD
       ------------------------
Its:   CFO

PRINCIPAL SHAREHOLDERS:

SANI EL-FISHAWY

/s/ SANI EL-FISHAWY
-------------------------------
    (Signature)

KARIM EL-FISHAWY

/s/ KARIM EL-FISHAWY
-------------------------------
    (Signature)

            [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]